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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                WATERLINK, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                                WATERLINK, INC.
                           4100 Holiday Street, N.W.
                            Canton, Ohio 44718-2532

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 28, 1999
                            ------------------------

To Our Stockholders:

     A special meeting of stockholders of Waterlink, Inc. will be held at the offices of Waterlink, 4100 Holiday Street N.W., Canton, Ohio on September 28, 1999 at 10:00 a.m. only for the following purpose:

     To consider and act upon a proposal, as required under Rules 312.03(b) and
     (c) of the New York Stock Exchange listed company manual, to approve

        - the sale in a registered offering of up to 6,300,000 shares of Waterlink common stock, constituting more than 20% of the currently outstanding shares of Waterlink common stock,

        - as part of that sale, the sale of shares constituting more than 1% of the currently outstanding shares of Waterlink common stock to "related parties", as defined under the New York Stock Exchange rules, and

        - the issuance of warrants to purchase in the aggregate 283,637 shares of Waterlink common stock to "related parties" in connection with assisting in the process of improving Waterlink's capital structure by guaranteeing repayment by Waterlink of part of Waterlink senior debt, which shares constitute more than 1% of the currently outstanding shares of Waterlink common stock.

     The close of business on September 3, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment thereof.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS EXERCISED. GIVING YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                          By Order of the Board of Directors

                                          DONALD A. WEIDIG, Secretary

September 7 , 1999

                                WATERLINK, INC.
                           4100 Holiday Street, N.W.
                            Canton, Ohio 44718-2532

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                     FOR A SPECIAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 28, 1999

                            ------------------------

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation by the board of directors of Waterlink, Inc. of proxies for a special meeting of Waterlink's stockholders.

     Shares cannot be voted at the meeting unless the stockholder is present in person or represented by proxy. All shares represented by properly executed proxies received by the board of directors pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the enclosed proxy. If no directions have been specified by marking the appropriate squares on the proxy, the shares will be voted in accordance with the board of directors' recommendation. A stockholder signing and returning a proxy has the power to revoke it at any time prior to its exercise by delivering to Waterlink a later dated proxy or by giving notice to Waterlink in writing or in open meeting, but without affecting any vote previously taken.

     The holders of a majority of the outstanding shares of Waterlink common stock, present in person or represented by proxy and entitled to vote, constitute a quorum for the transaction of all business at the meeting. Abstentions and broker non-votes are included in determining if a quorum is present at the meeting.

     Only stockholders of record at the close of business on September 3, 1999 are entitled to vote at the meeting. As of September 3, 1999, there were issued
and outstanding                shares of Waterlink common stock. Each share is
entitled to one vote and cumulative voting is not permitted. A list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting, for a period of 10 days prior to the meeting, during normal business hours at the offices of Waterlink, 4100 Holiday Street N.W., Canton, Ohio. The list will also be available at the meeting.

     An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of the proposal set forth in this proxy statement, provided that a majority of the issued and outstanding shares entitled to vote on the proposal cast their vote. Abstentions from voting will have the same effect as voting against the proposal.

     This proxy statement and the enclosed proxy were first mailed to stockholders on or about September 7, 1999.

                                    PROPOSAL

     A PROPOSAL, AS REQUIRED UNDER RULES 312.03(b) AND (c) OF THE NEW YORK STOCK EXCHANGE LISTED COMPANY MANUAL, TO APPROVE ALL OF THE FOLLOWING:

        - THE SALE IN A REGISTERED OFFERING OF UP TO 6,300,000 SHARES OF WATERLINK COMMON STOCK, CONSTITUTING MORE THAN 20% OF THE CURRENTLY OUTSTANDING SHARES OF WATERLINK COMMON STOCK,

        - AS PART OF THAT SALE, THE SALE OF SHARES CONSTITUTING MORE THAN 1% OF THE CURRENTLY OUTSTANDING SHARES OF WATERLINK COMMON STOCK TO "RELATED PARTIES", AS DEFINED UNDER THE NEW YORK STOCK EXCHANGE RULES, AND

        - THE ISSUANCE OF WARRANTS TO PURCHASE IN THE AGGREGATE 283,637 SHARES OF WATERLINK COMMON STOCK TO "RELATED PARTIES" IN CONNECTION WITH ASSISTING IN THE PROCESS OF IMPROVING WATERLINK'S CAPITAL STRUCTURE BY GUARANTEEING REPAYMENT BY WATERLINK OF PART OF WATERLINK SENIOR DEBT, WHICH SHARES CONSTITUTE MORE THAN 1% OF THE CURRENTLY OUTSTANDING SHARES OF WATERLINK COMMON STOCK.

     As Waterlink announced during June 1999, Waterlink's earnings during the fiscal quarter ended June 30, 1999 were below expectations. In accordance with the terms of its credit agreement with its senior lenders, the lower earnings made less funds available to Waterlink under the credit agreement. The earnings also would have caused Waterlink to have been in default of several of the financial covenants in the credit agreement had waivers not been received. In order to obtain sufficient funds for ongoing operations and to avoid a default under the credit agreement, Waterlink and the senior lenders agreed to amend the credit agreement.

     As part of this amendment, the senior lenders insisted that Waterlink (1) obtain guarantees of the repayment of any additional borrowings, and (2) proceed with its plan to obtain additional funds, from equity investors or otherwise, to enable Waterlink to be in compliance with the credit agreement. In addition, the interest rate charged Waterlink under the credit agreement was increased by 50 basis points. The senior lenders agreed to waive compliance with specific financial covenants, which waiver remains effective until the earliest of (a) Waterlink's monthly operating income being less than $700,000, (b) Waterlink being in compliance with the covenants, or (c) October 8, 1999.

     In 1997, Brantley Venture Partners III, L.P., a significant stockholder of Waterlink, had entered into a guaranty of Waterlink debt, along with other significant shareholders, and had negotiated documentation satisfactory with the senior lenders. In June 1999, Waterlink had a very limited period of time to negotiate an amendment with its senior lenders to enable Waterlink to borrow under the credit agreement and to avoid being in default. The senior lenders advised Waterlink that a guaranty was required and that a new guaranty from Brantley would be acceptable. Brantley agreed to assist Waterlink in this process of improving Waterlink's capital structure and providing a guarantee of $2.3 million of availability for Waterlink from the senior lenders, but insisted that each of Waterlink's executive officers execute a guaranty and assist in this process. Theodore F. Savastano, T. Scott King and Michael J. Vantusko, who are the chairman of the board, chief executive officer and chief financial officer, respectively, of Waterlink, agreed to guarantee, severally, in the aggregate, an additional $300,000. Robert P. Pinkas, a director of Waterlink, is managing general partner of Brantley. Waterlink granted these guarantors warrants to purchase, in the aggregate, up to 283,637 shares of Waterlink common stock at an exercise price of $0.01 per share. The warrants are immediately exercisable, expire if unexercised in five years, and contain substantially the same terms as the other outstanding warrants issued by Waterlink. The guarantors, the amount of Waterlink senior indebtedness guaranteed and the number of shares to be issued to each upon exercise of warrants granted to them are as follows:

                                                       INDEBTEDNESS    NUMBER OF
                      GUARANTOR                         GUARANTEED      SHARES
                      ---------                        ------------    ---------
Brantley Venture Partners III, L.P...................   $2,300,000      250,909
Theodore F. Savastano................................      150,000       16,364
T. Scott King........................................      100,000       10,909
Michael J. Vantusko..................................       50,000        5,455

     Because of the status of each of the guarantors as an officer, director or significant stockholder of Waterlink and because the 283,637 shares subject to the warrants granted, in the aggregate, to the guarantors exceeds 1% of the number of shares of Waterlink common stock before the issuance, Rule 312.03 (b) of the New York Stock Exchange listed company manual requires that the grant be approved by the stockholders of Waterlink. Of the warrants granted, warrants to purchase, in the aggregate, 158,637 shares were granted subject to stockholder approval. If the proposal presented at this special meeting is not approved, the guarantors will retain warrants to purchase, in the aggregate, 125,000 shares, which grants do not require stockholder approval under the New York Stock Exchange rules.

     In order to comply with the senior lenders' requirement that Waterlink obtain additional investor funds, Waterlink currently has entered into
securities purchase agreements with        entities. Under these agreements and
other substantially similar agreements that may be entered into by Waterlink and additional purchasers prior to the closing date of the sale of the Waterlink common stock, Waterlink has agreed, and will agree, to sell to the entities, in the aggregate, up to 6,300,000 shares of Waterlink common stock at a per share price equal to the average of the closing price of Waterlink common stock, as reported on the New York Stock Exchange, for the ten day period ending the day two days prior to the closing date of the sale. The closing price of a share of Waterlink common stock, as reported on the New York Stock Exchange on
            , 1999, was $          . If that date was the closing date, the per
share purchase price for the shares of Waterlink common stock to be purchased
under the securities purchase agreements would be $          and the aggregate
gross proceeds to Waterlink from the sale would be $          .

     As part of the agreement, Waterlink has agreed that the shares sold to the entities will be registered under the Securities Act of 1933. Waterlink has filed with the Securities and Exchange Commission a registration statement to register these shares. The State of Wisconsin Investment Board has indicated its intention to purchase a number of shares of Waterlink common stock; provided that it will own not more than 19.9% of the shares of Waterlink common stock outstanding after this transaction. T. Rowe Price Associates, Inc. has indicated its intention to purchase that number of shares of Waterlink common stock that, when added to the 1,208,300 shares it currently owns, will result in it owning 9.9% of the shares of Waterlink common stock outstanding after this transaction. The prospective purchasers, the number of shares of Waterlink common stock to be purchased and the gross proceeds anticipated to be received by Waterlink are set forth below. This information assumes that on the closing date, purchasers will purchase, in the aggregate, 6,300,000 shares of Waterlink common stock and, for purposes of this information only, that the per share purchase price is
$          , calculated based on the ten day period ending             , 1999.
The actual number of shares purchased, both in the aggregate and by the individual purchasers, may be less than 6,300,000 and the amounts set forth below, respectively, and the per share purchase price may be greater than or
less than $          . Therefore the gross proceeds received by Waterlink may be
less than or greater than $          .

                                                              NUMBER OF     GROSS
                         PURCHASER                             SHARES      PROCEEDS
                         ---------                            ---------    --------
The State of Wisconsin Investment Board.....................  [        ]   $
T. Rowe Price Associates, Inc...............................    666,350
[                         ].................................  [        ]
[                         ].................................  [        ]
Other purchasers not yet parties to securities purchase
  agreements................................................  [        ]
Total.......................................................  6,300,000    $

     Because the number of shares of Waterlink common stock to be sold in this transaction will be in excess of 20% of the number of shares outstanding before the transaction, Rule 312.03 (c) of the New York Stock Exchange listed company manual requires that the sale be approved by the stockholders of Waterlink. In addition, since each of the State of Wisconsin Investment Board, T. Rowe Price
Associates, Inc. and                holds more than five percent of the
Waterlink common stock before the transaction and the other purchasers are either directors or officers of Waterlink and, in each case, the number of shares of Waterlink common stock they will be purchasing exceeds 1% of the number of shares of Waterlink common stock before the transaction, Rule 312.03
(b) of the New York Stock Exchange listed company manual requires that the sale be approved by the stockholders of Waterlink.

     In each of the transactions, no Waterlink stockholder has pre-emptive rights with respect to the shares of Waterlink common stock being issued. If the sale is approved, existing stockholders would incur a dilution in their interest in Waterlink of approximately 33.3% and the stockholders who are allowed to purchase shares and who are granted the warrants would have the number of shares and the percentage of outstanding shares as set forth in the "Common Stock Ownership" table appearing below.

     The board of directors of Waterlink approved the grant of the warrants to the guarantors of repayment of part of Waterlink's bank debt, including the approval of a majority of the independent directors. The board of directors of Waterlink approved the sale of the shares of Waterlink common stock as previously discussed. The board of directors believes that the transactions referred to in the proposal being presented to the stockholders represent the best means of satisfying the requirements set by Waterlink's senior lenders and avoiding default under its credit agreement. While we believe the transactions are the best means, if the proposal is not approved or the transactions cannot be completed, Waterlink would seek other sources of capital or pursue other strategic alternatives. We cannot assure you that Waterlink would be able to complete an alternative approach to satisfy the requirements set by the senior lenders on a timely and sufficient basis.

     The board of directors recommends that you vote FOR the proposal.

                            EXPENSES OF SOLICITATION

     All expenses relating to the solicitation of proxies will be paid by Waterlink. Waterlink has engaged MacKenzie Partners, Inc. to solicit proxies, for a fee not to exceed $6,000, plus reimbursement of out-of-pocket expenses. Solicitation will be made principally by mail, but in addition to MacKenzie Partners, Inc., Waterlink's officers and regular employees may solicit proxies by telephone or personal contact with nominal expense to Waterlink. Waterlink will reimburse brokers, banks, and other nominees who hold Waterlink common stock in their names for their reasonable expenses in forwarding proxy material to the beneficial owners.

                             COMMON STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Waterlink common stock as of July 31, 1999 by the executive officers of Waterlink, each of the directors of Waterlink and all executive officers and directors of Waterlink as a group, as well as by each person known by Waterlink to be the beneficial owner of more than 5% of Waterlink common stock. Beneficial ownership includes shares of Waterlink common stock subject to options, warrants, rights, or similar obligations exercisable within 60 days of the date of determination for purposes of computing the percentage of the person or group holding such options or warrants. Except as noted, each stockholder has sole voting power and sole investment power with respect to all shares beneficially owned by that stockholder. The columns under the heading "Ownership After Transactions" reflect the beneficial ownership of the Waterlink common stock as of July 31, 1999, modified to include the additional beneficial ownership anticipated from the sale of shares and the issuance of warrants which are subject to stockholder approval, as referred to in the proposal being considered at the special meeting on September 28, 1999. The percentage computations are based on 12,635,861 shares currently outstanding and 18,935,861 outstanding as modified to include the shares anticipated to be issued in the transactions being considered at the special meeting. An asterisk indicates less than one percent of shares outstanding.

                                           CURRENT OWNERSHIP                OWNERSHIP AFTER TRANSACTIONS
                                   ----------------------------------    ----------------------------------
                                   SHARES OF WATERLINK      PERCENT      SHARES OF WATERLINK      PERCENT
        NAME AND ADDRESS              COMMON STOCK         OF SHARES        COMMON STOCK         OF SHARES
       OF BENEFICIAL OWNER         BENEFICIALLY OWNED     OUTSTANDING    BENEFICIALLY OWNED     OUTSTANDING
       -------------------         -------------------    -----------    -------------------    -----------
Brantley Venture Partners III,
  L.P............................       2,164,127(3)         16.91%           2,304,459(15)        12.07%
20600 Chagrin Blvd
Suite 1150
Cleveland, Ohio 44122
T. Rowe Price Associates, Inc....       1,208,300(4)          9.56%           1,874,650(4)          9.90%
100 East Pratt Street
Baltimore, MD 21202
Dimensional Fund Advisors Inc....         815,000(5)          6.45%             815,000(5)          4.30%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
State of Wisconsin Investment
  Board..........................         749,500(6)          5.93%           [       ](6)         [   ]%
P.O. Box 7842
Madison, WI 53707
Environmental Opportunities......         676,000(7)          5.33%             676,000(7)          3.56%
Management Co., LLC
3100 Texas Commerce Tower
Houston, TX 77002
River Cities Capital Fund........         647,950(8)          5.12%             647,950(8)          3.42%
Limited Partnership
221 East 4th Street
Suite 2250
Cincinnati, OH 45202
Theodore F. Savastano............       1,000,011(9)(10)(11)  7.85%        1,009,164(9)(10)(11)(16) 5.30%
T. Scott King(1).................         119,808(9)(10)         *              125,909(9)(10)(16)     *
Michael J. Vantusko..............         182,404(9)(10)      1.43%             185,455(9)(10)(16)     *

                                           CURRENT OWNERSHIP                OWNERSHIP AFTER TRANSACTIONS
                                   ----------------------------------    ----------------------------------
                                   SHARES OF WATERLINK      PERCENT      SHARES OF WATERLINK      PERCENT
        NAME AND ADDRESS              COMMON STOCK         OF SHARES        COMMON STOCK         OF SHARES
       OF BENEFICIAL OWNER         BENEFICIALLY OWNED     OUTSTANDING    BENEFICIALLY OWNED     OUTSTANDING
       -------------------         -------------------    -----------    -------------------    -----------
Robert P. Pinkas.................       2,267,377(9)(12)     17.57%           2,407,709(9)(15)     12.54%
Dr. Paul M. Sutton...............          15,050(9)(13)         *               15,050(9)(13)         *
Rollin S. Reiter.................          29,250(9)             *               29,250(9)             *
John R. Miller...................           9,250(9)             *                9,250(9)             *
Chet S. Ross(2)..................         603,362(9)          4.66%             603,362(9)          3.14%
All directors and executive......       4,226,512(14)        31.17%           4,385,149(17)        21.91%
  officers as a group (8 persons)

---------------

 (1) The board of directors elected Mr. King to the position of president and chief executive officer of Waterlink effective June 8, 1998.

 (2) Effective June 5, 1998, Mr. Ross resigned as president and chief executive officer of Waterlink.

 (3) Includes warrants to purchase 164,127 shares of Waterlink common stock held by Brantley Capital Corporation, an affiliate of Brantley Venture Partners III, L.P. Robert P. Pinkas, a director of Waterlink, is managing general partner of Brantley Venture Partners III, L.P. and has sole voting and investment power with respect to these shares.

 (4) Based on its filing on Form 13 G/A dated February 12, 1999. T. Rowe Price Associates, Inc. has sole voting power with respect to 187,900 shares and sole dispositive power with respect to 1,208,300 shares.

 (5) Based on its filing on Form 13 G dated February 11, 1999. Dimensional Fund Advisors Inc. is a registered investment advisor and an investment manager for investment companies and other investment vehicles. All of the indicated shares are owned by those investment companies and investment vehicles. Dimensional has disclaimed beneficial ownership of those securities.

 (6) Based on its filing on Form 13 G dated February 2, 1999.

 (7) Includes warrants issued to entities to purchase an aggregate of 51,000 shares of Waterlink common stock, as to which entities Environmental Opportunities Management Co., LLC is the general partner and has sole voting and investment power with respect to these shares. Waterlink has been advised that Sanders Morris Mundy, one of the underwriters of Waterlink's initial public offering in 1997, owns a 75% interest in, and thereby controls, Environmental Opportunities Management Co.

 (8) Includes warrants to purchase 22,950 shares of Waterlink common stock. Waterlink has been advised that Mayson, Inc., an Ohio corporation, is the general partner of the partnership which is the general partner of River Cities Capital Fund Limited Partnership and that Mr. Edwin T. Robinson and Mr. R. Glen Mayfield (both of 221 East 4th Street, Suite 2250, Cincinnati, OH 45202) are the sole officers, directors and shareholders of Mayson, and each has shared voting and investment power with respect to these shares.

 (9) Includes options for the indicated optionholder to purchase the indicated shares of Waterlink common stock, which options are fully vested:

Theodore F. Savastano         100,000
T. Scott King                 100,000
Michael J. Vantusko           130,000
Robert P. Pinkas              101,250
Dr. Paul M. Sutton              4,250
Rollin S. Reiter                4,250
John R. Miller                  4,250
Chet S. Ross                  300,000

(10) Includes warrants to purchase the indicated shares of Waterlink common stock:

Theodore F. Savastano           7,211
T. Scott King                   4,808
Michael J. Vantusko             2,404

(11) Mr. Savastano's business address is 4100 Holiday Street, N.W., Canton, OH, 44718.

(12) Includes shares, including the 164,127 warrants referred to in footnote 3 above, which are held by Brantley Venture Partners III, L.P., of which Mr. Pinkas is managing general partner. Mr. Pinkas's business address is 20600 Chagrin Blvd., Suite 1150, Cleveland, OH 44122.

(13) Dr. Sutton disclaims beneficial ownership of 100 shares of Waterlink common stock held by a member of his family.

(14) Includes options to purchase 744,000 shares of Waterlink common stock, which are fully vested, and 178,550 warrants (as indicated above). Includes the former president and chief executive officer as part of the group. If he was excluded, the group would consist of seven persons and would beneficially own 3,623,150 shares of Waterlink common stock or 26.72%.

(15) Includes warrants to purchase 304,459 shares of Waterlink common stock (including the 164,127 warrants described in note 3) held by Brantley Capital Corporation, an affiliate of Brantley Venture Partners III, L.P. Robert P. Pinkas, a director of Waterlink, is managing general partner of Brantley Venture Partners III, L.P. and has sole voting and investment power with respect to these shares.

(16) Includes warrants to purchase the indicated shares of Waterlink common stock, including the warrants described in note 10:

Theodore F. Savastano          16,364
T. Scott King                  10,909
Michael J. Vantusko             5,455

(17) Includes options to purchase 744,000 shares of Waterlink common stock, which are fully vested, and 337,187 warrants (as indicated above). Includes the former president and chief executive officer as part of the group. If he was excluded, the group would consist of seven persons and would beneficially own 3,781,787 shares of Waterlink common stock or 18.89%

EXECUTIVE COMPENSATION

     The following table presents information regarding compensation we paid to our chief executive officer and our other executive officers whose salary and bonus together exceeded $100,000 in fiscal 1998. We refer to these individuals collectively as the "Named Executive Officers." The compensation described in the table does not include benefits which are generally available to all our salaried employees and perquisites and other personal benefits which do not exceed the lesser of $50,000 or 10% of the officer's salary and bonus shown in the table.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                             COMPENSATION AWARDS
                                                ANNUAL COMPENSATION        ------------------------
                                            ---------------------------    RESTRICTED    SECURITIES
      NAME AND                                           OTHER ANNUAL        STOCK       UNDERLYING       ALL OTHER
 PRINCIPAL POSITION    YEAR    SALARY($)    BONUS($)    COMPENSATION($)    AWARDS($)     OPTIONS(#)    COMPENSATION($)
 ------------------    ----    ---------    --------    ---------------    ----------    ----------    ---------------
Theodore F. Savastano  1998    $240,000     $45,000(3)            --          --               --                --
Chairman of the        1997    $234,013     $125,000      $1,050,000(5)       --          100,000        $1,658,750(6)
Board of Directors     1996    $225,800          --               --          --          100,000                --
T. Scott King(1)       1998    $108,750     $50,000(4)            --          --          400,000        $    1,004(7)
Chief Executive        1997          --          --               --          --               --                --
Officer and President  1996          --          --               --          --               --                --
Michael J. Vantusko    1998    $162,500     $40,000(3)            --          --           20,000        $    1,425(7)
Chief Financial
  Officer              1997    $123,500(8)  $50,000               --          --          225,000        $      390(7)
                       1996          --          --               --          --               --                --
Chet S. Ross(2)        1998    $160,000     $45,000(3)            --          --               --        $  132,791(9)
Former Chief
  Executive            1997    $234,013     $125,000              --          --          300,000        $      620(7)
Officer and President  1996    $225,800          --               --          --          220,000                --

---------------

(1) The board elected Mr. King to be our president and chief executive officer effective June 8, 1998. Salary and other compensation for 1998 represent amounts from June 8, 1998 through September 30, 1998. For terms of Mr. King's compensation, see "Employment Agreements," below.

(2) Effective June 5, 1998, Mr. Ross resigned as our president and chief executive officer. The amounts shown as salary and bonus do not reflect severance compensation paid to Mr. Ross during 1998 and described in footnote 9 below.

(3) In January 1998 bonus payments were made which represent deferred payments in connection with our initial public offering. No other bonus amounts were earned or paid to these individuals during fiscal 1998.

(4) Mr. King's employment agreement provided for a bonus of $50,000 upon signing. No other bonus amount was earned by or paid to Mr. King during fiscal 1998.

(5) Represents $1,050,000 of gross-up payment for tax liabilities incurred by Mr. Savastano upon exercise of the non-qualified stock options described in footnote 6, below, which was paid to Mr. Savastano pursuant to his 1994 employment agreement with Waterlink.

(6) The amount shown represents compensation related to the exercise of 100,000 non-qualified stock options received by Mr. Savastano pursuant to the terms of his 1994 employment agreement. The options were exercisable upon consummation of the initial public offering. The compensatory amount was determined by multiplying the number of options exercised by the difference between the market value at the date of exercise ($16.6875) and the exercise price of $.10 per share.

(7) This represents Waterlink's "match" payment relating to our 401(k) Plan.

(8) This represents salary from January 1, 1997, the date Mr. Vantusko began working for us.

(9) This represents payments of $130,000 made in accordance with Mr. Ross' employment agreement of May 23, 1997 and with the agreement entered into in June 1998 in connection with his resignation and $2,791 which represents Waterlink's "match" payment relating to our 401(k) Plan.

STOCK OPTION GRANTS

     The following table designates each grant of stock options made to the Named Executive Officers during fiscal 1998. The per share exercise price of options granted under our stock option plans is the fair market value of the Waterlink common stock on the date of grant. Waterlink has not yet granted stock appreciation rights, or SARs. Amounts under the column heading "Potential Realizable Value..." represent hypothetical gains that could be achieve for the options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future Waterlink common stock price growth. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, are dependent on the actual future performance of our common stock which will benefit all stockholders.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                                ----------------------------------------------------------             VALUE AT
                                                PERCENT OF                                          ASSUMED ANNUAL
                                NUMBER OF      TOTAL OPTIONS                                        RATES OF STOCKS
                                SECURITIES      GRANTED TO        EXERCISE                        PRICE APPRECIATION
                                UNDERLYING       EMPLOYEES           OF                             FOR OPTION TERM
                                 OPTIONS          FISCAL         BASE PRICE     EXPIRATION     -------------------------
             NAME               GRANTED(#)         YEAR            ($/SH)          DATE          5%($)          10%($)
             ----               ----------     -------------     ----------     ----------     ----------     ----------
Theodore F. Savastano                 --             --                 --            --               --             --
T. Scott King                    400,000           50.0%          $  7.625       8/18/08       $1,918,129     $4,860,915
Michael J. Vantusko               20,000            2.5%          $13.1875        4/3/08       $  165,871     $  420,350
Chet S. Ross                          --             --                 --            --               --             --

STOCK OPTION EXERCISES

     The following table describes exercises of stock options during fiscal 1998 by each of the Named Executive Officers and their stock options outstanding as of September 30, 1998. Waterlink has not granted stock appreciation rights. None of the outstanding stock options are "in-the-money" since the exercise price of all options are in excess of the market price for Waterlink common stock on September 30, 1998.

               AGGREGATED OPTION EXERCISE IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF
                                                                       SECURITIES             VALUE OF
                                                                       UNDERLYING           UNEXERCISED
                                                                      UNEXERCISED           IN-THE-MONEY
                                                                        OPTIONS               OPTIONS
                                                                       AT FISCAL             AT FISCAL
                                    SHARES                            YEAR-END(#)           YEAR-END($)
                                  ACQUIRED ON         VALUE          EXERCISABLE(E)       UNEXERCISABLE(U)
              NAME                EXERCISE(#)      REALIZED($)      UNEXERCISABLE(U)       EXERCISABLE(E)
              ----                -----------      -----------      ----------------      ----------------
Theodore F. Savastano                    --               --            100,000(E)               --(E)
                                                                             --(U)               --(U)
T. Scott King                            --               --                 --(E)               --(E)
                                                                        400,000(U)               --(U)
Michael J. Vantusko                      --               --            100,000(E)               --(E)
                                                                         95,000(U)               --(U)
Chet S. Ross                        220,000         $756,563            300,000(E)               --(E)
                                                                             --(U)               --(U)

EMPLOYMENT AGREEMENTS

     Mr. Savastano entered into an employment agreement with Waterlink in 1997 which provides for him to serve as chairman of the board for an initial term of three years subject to automatic one-year extensions on each anniversary of the agreement until mandatory retirement at age 65. He is paid an annual base salary of $240,000. Mr. Savastano participates in Waterlink's annual incentive bonus plan which entitles him to earn annually an amount ranging from zero to 150% of his base salary if performance goals established by the board of directors are achieved. If Mr. Savastano's employment is terminated without cause or if he terminates his employment for good cause, he will receive an amount equal to the present value of twice the sum of his base salary in effect when terminated and the annual bonus paid to him for that fiscal year if calculable, and if not calculable, then the bonus paid to him with respect to the prior fiscal year, except during fiscal 1999, during which the annual bonus paid is deemed to be equal to his base salary. If the payment is as a result of a change of control and the termination occurs within one year of the change of control, the amount payable to Mr. Savastano will be paid in a lump sum. In either event, if the amounts payable to Mr. Savastano are "excess parachute payments" for federal tax purposes, Mr. Savastano will be paid an additional amount to offset any taxes payable with respect to the excess parachute payment and the additional payment. He is also restricted from competing with Waterlink during the term of his agreement and for 24 months following its termination. If a change of control of Waterlink occurs during fiscal 1999 and Mr. Savastano had his employment terminated without cause or he terminated his employment for good cause, he would have been entitled to a payment of $1,025,000.

     Mr. King entered into an employment agreement with Waterlink in 1998 which provided for him to serve as president and chief executive officer for an initial term of three years subject to automatic one-year extensions on each anniversary of the agreement until mandatory retirement at age 65. He is paid an initial annual base salary of $300,000. Mr. King participates in Waterlink's annual incentive bonus plan which entitles him to earn annually an amount ranging from zero to 150% of his base salary if performance goals established by the board of directors are achieved. He was also paid a $50,000 signing bonus. If Mr. King's employment is terminated without cause or if he terminates his employment for good cause, he will receive an amount equal to the present value of one and one-half times the sum of his base salary in effect when terminated and the annual bonus paid to him with respect to that fiscal year if termination occurs after the first four months of the fiscal year, and if termination occurs during the first four months of a fiscal year, then the bonus, if any, paid to him with respect to the fiscal year immediately preceding the year in which his employment was terminated, except during fiscal 1999, during which the annual bonus paid is deemed to be equal to his base salary. If any of the payments payable to Mr. King under these circumstances are "excess parachute payments" for federal tax purposes, Mr. King is to be paid an additional amount to offset any tax payable with respect to the excess parachute payment and the additional payment. He is also restricted from competing with Waterlink during the term of his agreement and for 18 months following its termination. If a change of control of Waterlink occurs during fiscal 1999 and Mr. King had his employment terminated without cause or he terminated his employment for good cause, he would have been entitled to a payment of $950,000. Mr. King was granted options to purchase 400,000 shares of Waterlink common stock at $7.625, which was then the fair value. Those options vest in four equal installments beginning on May 21, 1999 subject to acceleration.

     Mr. Vantusko entered into an agreement with Waterlink in 1997 which provides for him to serve as chief financial officer for initial terms of three years subject to automatic one-year extensions on each anniversary of the agreement. He was paid an annual base salary of $150,000. Mr. Vantusko participates in Waterlink's annual incentive plan which entitles him to earn annually an amount ranging from zero to 150% of his base salary if performance goals established by the board of directors are achieved. If Mr. Vantusko's employment is terminated without cause or if he terminates his employment for good cause, he will receive an amount equal to the sum of his base salary in effect when terminated and the annual bonus paid to him for that fiscal year if calculable, and if not calculable, then the bonus paid to him with respect to the prior fiscal year, except during fiscal 1999, during which the annual bonus paid is deemed to be equal to his base salary. He is also restricted from competing with Waterlink during the term of his agreement and for 12 months following its termination. If a change of control of Waterlink occurs during fiscal 1999 and Mr. Vantusko had his employment terminated without cause or he terminated his employment for good cause, he would have been entitled to a payment of $425,000. In 1997, Mr. Vantusko was granted options to purchase 100,000 shares of Waterlink common stock at $11.00 per share, the initial offering price of the Waterlink common stock sold in our initial public offering. This option vests in four equal annual installments beginning on May 23, 1998, subject to acceleration. Effective April 1, 1999, Mr. Vantusko's annual base salary was increased to $200,000.

     Chet Ross entered into an agreement with Waterlink to resign his employment in June, 1998. Mr. Ross had served as president and chief executive officer since 1995. Pursuant to the agreement, Mr. Ross's employment terminated on June 5, 1998 at which time he also resigned as a director. Mr. Ross will receive $780,000 payable in 48 equal semi-annual installments. He also retained for up to two years standard executive employee medical and similar benefits. Stock options to purchase 300,000 shares of Waterlink common stock granted to him in May 1997 with an exercise price of $11.00 per share, which options are exercisable until January 10, 2000, subject to agreed-upon volume limitations, became vested. Mr. Ross agreed to maintain as confidential information he had access to while employed by Waterlink. Mr. Ross is restricted from competing with Waterlink until June 4, 2000.

               STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     Waterlink intends to hold its next annual meeting of stockholders in January 2000. In order for a stockholder proposal to be included in next year's annual proxy statement, it must have been received by the secretary of Waterlink at 4100 Holiday Street, N.W., Canton, Ohio 44718-2532, by August 6, 1999.

     ALL STOCKHOLDERS ARE URGED TO MARK, SIGN AND SEND IN THEIR PROXIES WITHOUT DELAY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                          By Order of the Board of Directors

                                          DONALD A. WEIDIG, Secretary

September 7, 1999

PROXY CARD
                                WATERLINK, INC.
              SPECIAL MEETING OF STOCKHOLDERS, SEPTEMBER 28, 1999
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (a) acknowledges receipt of the notice dated September 7, 1999 of the special meeting of stockholders of Waterlink, Inc. to be held on September 28, 1999 and (b) appoints T. Scott King and Michael J. Vantusko, or either of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the stock of the undersigned in Waterlink at the special meeting and any adjournment(s) or postponement(s) of the special meeting.

[X] Please mark your vote as in this example.

A PROPOSAL, AS REQUIRED UNDER RULES 312.03(B) AND (C) OF THE NEW YORK STOCK EXCHANGE LISTED COMPANY MANUAL, TO APPROVE:

    - THE SALE IN A REGISTERED OFFERING OF UP TO 6,300,000 SHARES OF WATERLINK COMMON STOCK, CONSTITUTING MORE THAN 20% OF THE CURRENTLY OUTSTANDING SHARES OF WATERLINK COMMON STOCK,

    - AS PART OF THAT SALE THE SALE OF SHARES CONSTITUTING MORE THAN 1% OF THE CURRENTLY OUTSTANDING SHARES OF WATERLINK COMMON STOCK TO "RELATED PARTIES," AS DEFINED UNDER THE NEW YORK STOCK EXCHANGE RULES, AND

    - THE ISSUANCE OF WARRANTS TO PURCHASE IN THE AGGREGATE 283,637 SHARES OF WATERLINK COMMON STOCK TO "RELATED PARTIES" IN CONNECTION WITH ASSISTING IN THE PROCESS OF IMPROVING WATERLINK'S CAPITAL STRUCTURE BY GUARANTEEING REPAYMENT BY WATERLINK OF PART OF WATERLINK SENIOR DEBT, WHICH SHARES CONSTITUTE MORE THAN 1% OF THE CURRENTLY OUTSTANDING SHARES OF WATERLINK COMMON STOCK.

             [ ] FOR            [ ] AGAINST            [ ] WITHHELD

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

                                                          (Sign on Reverse Side)

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSAL IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

                                            DATED: , 1999

                                            ------------------------------------
                                            Signature

                                            ------------------------------------
                                            Signature, if held jointly

                                            PLEASE SIGN EXACTLY AS YOUR NAME
                                            APPEARS ON THIS PROXY.
                                            When shares are held by joint
                                            tenants, both should sign. When
                                            signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title. If a
                                            corporation, please sign in full
                                            corporate name by the president or
                                            other authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person. If shares held in the name
                                            of two or more persons all should
                                            sign.

                                            PLEASE MARK, SIGN, DATE AND RETURN
                                            THIS PROXY IN THE ENCLOSED ENVELOPE.